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                                                                    Exhibit 4.25

[LOGO OF HSBC]

Ref:  Commercial Banking - Division A
      (CARM Serial No. 030108)

CONFIDENTIAL
Pentalpha Hong Kong Ltd
21/F Citicorp Centre
18 Whitfield Road
Causeway Bay
Hong Kong                                                          26 March 2003

Attention: Mr. John C K Sham

Dear Sirs

BANKING FACILITIES
A/C 500-445929/004-821377

We refer to our recent discussions and are pleased to advise that we have reviewed and renewed your undermentioned banking facilities with the following changes to the security requirements detailed below. These facilities are subject to review at any time and, in any event by 15 September 2003, and also subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities. Please note that this letter supersedes the previous facility letters dated 30 August 2002 and 3 October 2002.

                                                               Limit
                                                               -----
Overdraft                                                      HKD4,500,000@

Interest on the overdraft facility will continue to be charged on daily balances at 1% per annum over our best lending rate, (currently 5% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

@ The above Overdraft facility of HKD4,500,000 can be fully switchable to Export (DA)
    Facilities and within which HKD2,000,000 is also switchable as Clean Cheque Purchase
    Limit.

Clean Cheque Purchase Limit                                    @

To purchase foreign currency cheques and drafts in your favour (with recourse to you)

Export Facilities                                              HKD9,000,000

Purchase of D/P bills on approved drawees

Within which                                                   (HKD9,000,000)

D/A bills on approved drawees up to 90 days

The Hongkong and Shanghai Banking Corporation Limited
Hong Kong Main Office: 1 Queen's Road Central, Hong Kong

Tel: 2822 1111   Fax:
Telex: 73205 HSDC HX Telegrams: Hongbank Hongkong                Page_____/_____

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Pentalpha Hong Kong Ltd                - 2 -                       26 March 2003

[LOGO OF HSBC]

Packing Credit                                                 HKD8,000,000

Up to 70% of valid export Documentary Credits in your favour deposited with us and within 90 days ahead of the shipment date.

Interest on this facility will continue to be charged on a daily basis at 1% per annum over our best lending rate, (currently 5% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

Import Facilities                                              HKD25,000,000

Documentary Credit to your suppliers and Import
Loan Facilities in either HK Dollars or Foreign
Currency for up to 90 days, less any usance/credit periods granted by your suppliers.

Within which aggregate of the following sub-limits
should not exceed                                              (HKD22,000,000)

i)  Sub-limit for goods under your control and/or
    Trust Receipts                                             (HKD22,000,000)

ii) Sub-limit for Clean Import Loan                            (HKD10,000,000)

    Terms and conditions are as below: -
    Drawdown  :    In sums of HKD200,000 or over against related suppliers'
                   invoices.
    Interest  :    At our best lending rate, (currently 5% per annum, but
                   subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.
    Repayment :    90 days after drawdown to the debit of your current account.

Interest on HKD import loans will continue to be charged on daily balances at our best lending rate, (currently 5% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

Interest on foreign currency import loans will be charged on a daily basis at the prevailing interest rates, published by us as Trade Finance Rates, subject to fluctuation at our discretion.

We may, at our sole and absolute discretion, refuse to allow drawings under the facilities if the drawee is considered by us to be unacceptable and/or if the transaction in question does not meet our operational requirements in respect of these facilities.

Please note that the above Import/Export Facilities carry the following concessionary rates:

Import Facilities:

    DC Opening Commission: -
    . First USD50,000                       1/4% (min. HKD500)
    . Balance in excess of USD50,000        1/16%

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Pentalpha Hong Kong Ltd                - 3 -                       26 March 2003

[LOGO OF HSBC]

Export Facilities:

1) Commission in Lieu of Exchange (CILE) and HKD Bill Commission :
   . For the first USD50,000                1/4%
   . Balance in excess of USD50,000         1/8%

2) Commission on DC/non-DC collection bills:
   . For the first USD50,000                1/8% (min. HKD300)
   . Balance in excess of USD50,000         1/16%

3) Commission on OBN (without recourse): -
   . For the first USD50,000                1/8% (min. HKD350)
   . Balance in excess of USD50,000         1/16%

4)  Commission on OBN (with recourse): -
   . For the first USD50,000                1/4% (min. HKD350)
   . Balance in excess of USD50,000         1/8%

Corporate Card Limit                                               HKD250,000
at our Card Centre

(The terms and conditions governing the Corporate Card Facility are detailed in our HSBC Corporate Card Programme Employer's
Participation Agreement duly signed by you).

Accrual of Interest and Other Sums

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

In addition, interest will be payable on sums which are overdue or overlimit (as well as amounts demanded and not paid) in respect of all or any of these facilities and such interest is the same as that charged by us from time to time on unauthorised overdrafts. Such interest will be payable monthly in arrears to the debit of your Current Account.

Security

As security, we continue to hold an Unlimited Corporate Guarantee dated 18 June 2002 from Global-Tech Appliances Inc. with board resolution dated 18 June 2002 authorizing its issuance.

In addition, we shall require a Negative Pledge from Global-Tech Appliances Inc. in the attached format (Appendix I) in replacement of the following Letter of
Undertakings:

i) a Letter of Undertaking from Global-Tech Appliances Inc. undertaking to channel not less than HKD300,000,000 import/export turnover through our Bank annually with board resolution both dated 18 June 2002.

ii) a Letter of Covenant from Global-Tech Appliances Inc. undertaking to maintain its consolidated tangible net worth at not less than HKD200,000,000 with board resolution both dated 18 June 2002.

Upon receipt of the satisfactory completion of the security, the above items i) and ii) will be treated as cancelled and placed in our obsolete file.

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Pentalpha Hong Kong Ltd                - 4 -                       26 March 2003

[LOGO OF HSBC]

Please also note that all costs and expenses (including legal fees) incurred by us in connection with the extension of these facilities and any matters arising are to be reimbursed by you on demand.

A review fee of HKD15,000 will be charged to the debit of your current account upon receipt of your acceptance to these facilities.

Please arrange for the authorised signatories of your company, in accordance with the terms of the mandate given to the bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness of the security held, and your continued understanding and acceptance of these facilities.

The above offer will remain open for acceptance until the close of business on 15 April 2003 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance

Yours faithfully

                                For and on behalf of
                                GLOBAL-TECH APPLIANCES INC.

/s/ Perry Y W Choy              /s/ John C. K. Sham
Perry Y W Choy                  ----------------------------
Relationship Manager                Authorized Signature(s)

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